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                                                          Exhibit (10)(iii)(A)23


                              EMPLOYMENT AGREEMENT

This Agreement, effective October 25, 2001, by and between William T. Schleyer ("Executive") and AT&T Corp., a New York Corporation with its principal place of business at 295 N. Maple Avenue, Basking Ridge, New Jersey ("Company") (collectively "the Parties"):

WHEREAS, Executive seeks employment with the Company;
WHEREAS, the Company seeks to secure Executive's services on the terms provided herein; and
NOW THEREFORE, in consideration of the mutual covenants set forth below, the Parties agree as follows:

Term of Employment. Effective October 25, 2001 ("Effective Date"), the Company will hire Executive on a full time basis to render exclusive services to the Company under the terms set forth in this Agreement. Executive accepts this employment and will render services as required by the Company using Executive's best efforts. This Agreement provides for Executive's employment to commence on the Effective Date and to conclude on the third anniversary of the Effective Date, unless extended in writing by both Executive and the Company or terminated earlier under the terms and conditions provided for in this Agreement.

Title of Executive. At Effective Date, Executive's title shall be Chief Executive Officer of AT&T Broadband.
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Compensation.

      Only the cash compensation set forth in this paragraph 3 (with the exception as noted in paragraph 3(b)) shall be counted in the calculation of Executive's pension-related benefits under any AT&T pension plan applicable to management employees (or any successor thereto) and/or any other Company pension plan or benefit that might apply to Executive during his employment with the Company. In the event of a conflict between this Agreement and a particular plan regarding the inclusion or exclusion of compensation under this paragraph from the applicable pension plan or benefit, the plan and not this Agreement shall control.

            (a) Base Salary. Executive shall receive salary compensation ("Base Salary") from the Company in payment for Executive's services during his employment under this Agreement at an annual rate of Nine Hundred Twenty-Five Thousand ($925,000.00) dollars per year, subject to review by the Company's Compensation Committee on an annual basis with regard to the possibility of an increase in Base Salary provided, however, Executive's Base Salary rate shall not be decreased. The Company shall pay Executive the Base Salary in monthly installments which shall be pro-rated to reflect time worked for any year in which Executive does not work a full year.
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            (b) Annual Bonus. The Annual Bonus ("Annual Bonus") for Company
executives is based on measures of Company and individual performance. The Company makes no representations under the terms of this Agreement regarding criteria for or amounts of bonuses paid during the term of this Agreement. However, Executive shall be entitled to receive an annual bonus during the term of this Agreement under the same terms and conditions as other Company executives. Beginning in 2002, the target amount for Executive's Annual Bonus shall not be less than one hundred percent (100%) of Base Salary, Nine Hundred Twenty-Five Thousand ($925,000.00) Dollars, subject to review by the Company's Compensation Committee on an annual basis with regard to the possibility of an increased Annual Bonus and subject to the caveat that the Company's financial performance could result in a decrease or elimination of the Annual Bonus for any year(s). Executive will not be eligible for a bonus in 2001. However, the Company shall pay him One Hundred Fifty-Four Thousand dollars ($154,000.00) in or about March 2002 for the portion of performance year 2001 in which he was employed by the Company. Executive's 2001 bonus shall not be considered income for purposes of any Company benefit plan.

AT&T Long Term Incentive Compensation. All compensation under this Paragraph 4 shall be subject to the terms of the AT&T 1997 Long Term Incentive Program (or its successor) and the AT&T Non-Competition Guideline (and any successor thereto), attached to this Agreement as
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Attachments A and B, respectively. The awards described below in paragraphs (a)
and (b) comprise the Annual Long Term Incentive Grant for 2001 and shall be equal at the time of the grant to Eight Million Dollars ($8,000,000.00). Any future Annual Long Term Incentive Grants, if any, will be decided by the Company's Board of Directors and Executive shall be eligible for same on the same terms and conditions of other similarly-situated Company executives. All compensation under this paragraph 4 is conditioned upon Executive's employment with the Company as of the vesting date, except to the extent modified by the terms of the Senior Officer Separation Plan in effect at the time of Executive's termination from employment without Cause or For Good Reason, as provided in paragraph 14 or to the extent required under paragraph 19.

2001 AT&T Stock Options. On the Effective Date, Company will grant Executive options to purchase Four Hundred Thirty Thousand Eight Hundred (430,800) shares of AT&T Common Stock. For stock options granted under this paragraph 4(a), the term of the stock option grant is ten years and the stock options will vest Twenty-Five percent (25%) annually beginning on the first anniversary of the Effective Date. The stock option price shall be the fair market value of AT&T Common Stock on the Effective Date.

Restricted Shares. On the Effective Date, the Company shall grant Executive One Hundred Fourteen Thousand Four Hundred Fifty (114,450) AT&T Restricted Shares. The Restricted Shares awarded under this
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paragraph 4(b) shall vest Thirty-Three and One-Third percent (33 1/3%) annually beginning on the first anniversary of the Effective Date.

Restitution for Certain Forfeitures. In order to address certain forfeitures associated with Executive leaving his prior employer, to incent Executive to join the Company, and to serve as consideration for certain of Executive's commitments under this Agreement, including paragraphs 9 through 12, the Company shall provide to Executive on the Effective Date:

                  (i) a one-time hiring bonus in the form of Two Hundred Seventy-Seven Thousand (277,000) stock options. The stock options awarded under this paragraph 4(c)(i) shall have a term of ten years and shall vest Thirty-Three and One-Third percent (33 1/3%) annually beginning on the first anniversary of the Effective Date. The stock option price shall be the fair market value of AT&T Common Stock on the Effective Date.

                  (ii) a one-time hiring bonus in the form of Fifty-Six Thousand Two Hundred (56,200) restricted shares that shall vest Fifty percent (50%) annually beginning on the first anniversary of the Effective Date.


Other Compensation and Benefits.

Perquisites. During Executive's employment under this Agreement, the Company shall provide Executive with the perquisites of employment as are provided to other Company executives at a level of authority commensurate to Executive and shall reimburse Executive for reasonable
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and necessary business expenses. Executive shall not, however, be provided a car allowance but shall be provided signing authority for a Company airplane.

Benefits.

            1. Upon Effective Date and during Executive's employment under this Agreement, the Company shall provide to Executive coverage under benefit programs in accordance with those Executive, mid-career hire and Senior Management benefit plans as are generally made available to other Company executives. The terms of the applicable plan and not this Agreement govern the provision of benefits to Executive under the specific plans. Moreover, the Company reserves the right to modify and/or eliminate any benefit plan applicable to Executive; provided, however, that any modification or deletion of a benefit plan shall not affect Executive to any greater or lesser extent than any other Company executive.

            2. Should the Company separate itself from ownership of its business unit known as AT&T Broadband (regardless of the form of the divestiture, including but not limited to, a sale of assets or spin-off), then Executive shall cease participating in the Company's benefit plans and shall become a participant in the benefit plans applicable to AT&T Broadband. AT&T Broadband shall have the right to modify and/or eliminate any benefit plan applicable to Executive; provided, however, that
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any modification or deletion of a benefit plan shall not affect Executive to any greater or lesser extent than any other AT&T Broadband executive.

Temporary Living Expenses. For the duration of Executive's employment, the Company shall pay for his housing costs in Denver, Colorado. The Company anticipates that this cost will not exceed five thousand dollars ($5,000.00) per month; provided, however, that if the costs exceed five thousand dollars ($5,000.00) per month, then Executive may request an increase from the Company to cover costs in excess of the amounts paid under this paragraph. The Temporary Living Expenses covered under this paragraph are the following: rental cost of the residence, rental cost of the furniture, maintenance for the residence and utilities. All payments for Temporary Living Expenses under this paragraph shall be grossed-up to approximate as closely as possible federal income taxes, state income taxes and the Medicare portion of FICA taxes owed by Executive for such payments.

Financial Counseling. The Company shall pay financial counseling fees to Executive's personal financial counselor on his behalf during Executive's employment with the Company. The services reimbursed shall be those set forth in the Company's financial counseling plan applicable to Executives, except that Executive will not be required to use one of the three Company approved financial counseling firms. Fees subject to reimbursement shall include fees for individual financial counseling, preparation of federal and state income tax returns and preparation of
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Executive's will and other estate planning documents. The Company shall pay
Executive a federal tax allowance on the reimbursed fees, calculated in accordance with Company practices applicable to other Company executives.

Indemnification and Directors' and Officers' Insurance. The Company shall indemnify Executive for any action taken in the course and scope of his employment to the fullest extent permitted by law. If provided to other comparable Company executives, the Company shall provide Directors' and Officers' Insurance to Executive during and after his employment on the same terms and conditions applicable to other comparable Company executives.

Impact of Company Restructuring on Restricted Stock Units, Restricted Shares and Stock Options. In the event that AT&T Broadband becomes an independent company from AT&T Corp. through a divestiture, sale or some similar means, all grants made under this Agreement or awarded to Executive during his employment in the form of Restricted Stock Units, Restricted Shares and Stock Options based on AT&T Corp. stock shall be treated in accordance with the plan developed and approved by the Company's Board of Directors for equity granted to Executive and other Company executives .

Change in Control. In the event of a Company-initiated termination without Cause or for Good Reason within two years following a Change in Control
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of the Company, as defined in the 1997 AT&T Long Term Incentive Program, severance payments to Executive shall be governed by the Change in Control provisions applicable to Operating Group members approved by the Company's Board of Directors on October 25, 2000. Treatment of equity upon a change in control shall be governed by the terms of the applicable grant. For purposes of this paragraph only, the terms "Cause" and "Good Reason" shall have the definitions set forth in the then-applicable Senior Officer Separation Plan with respect to Changes in Control.


Confidentiality of Trade Secrets and Business Information. Executive agrees that he will not, at any time during his employment or thereafter, disclose or use any trade secret, proprietary or confidential information of the Company or any subsidiary or affiliate of the Company, obtained during the course of his employment, except as required in the course of such employment or with the written permission of the Company or, as applicable, any subsidiary or affiliate of the Company or as may be required by law, provided that, if Executive receives legal process with regard to disclosure of such information, he shall promptly notify the Company and cooperate with the Company in seeking a protective order.
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Confidentiality Upon Termination. Executive agrees that at the time of the termination of his employment with the Company, whether at the instance of Executive or the Company, and regardless of the reasons therefore, he will deliver to the Company, and not keep or deliver to anyone else, any and all notes, files, memoranda, papers and, in general, any and all physical (including electronic) matter containing information, including any and all documents significant to the conduct of the business of the Company or any subsidiary or affiliate of the Company which are in his possession, except for any documents for which the Company or any subsidiary or affiliate of the Company has given written consent to removal at the time of the termination of Executive's employment and his personal rolodex.


Non-competition.

In consideration for payments made under this Agreement, including but not limited to Paragraphs 3 and 4, Executive agrees that he will not, for a period of Two (2) years after his Employment with the Company, establish a relationship with a competitor (including but not limited to an employment or consulting relationship) or engage in any activity which is in conflict with or adverse to the interest of the Company, as defined on the Effective Date by the AT&T Non-Competition Guideline (hereinafter referred to as a "Competitive Activity"). Executive recognizes that this obligation includes, and is not limited to, an agreement that he shall not work for a
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competitor of AT&T Corp. as an executive, consultant, independent contractor or in any other capacity for a period of Two (2) years following the termination of his employment with the Company, regardless of whether Executive or the Company terminates the employment relationship.

In addition to Executive's obligations outlined in paragraph 10 of this Agreement, any and all payments (except those made from Company-sponsored tax-qualified pension or welfare plans), benefits or other entitlements to which Executive may be eligible in accordance with the terms hereof, may be forfeited, whether or not in pay status, at the discretion of the Company, if Executive engages in Competitive Activity for a period of Two (2) years following termination of his Employment from the Company, regardless of whether Executive or the Company terminates the employment relationship. The payments, benefits and other entitlements hereunder are being made in part in consideration of the obligations of this paragraph 10 and in particular the post-employment payments, benefits and other entitlements are being made in consideration of, and dependent upon compliance with this paragraph. This paragraph shall apply notwithstanding any other provision of this Agreement.

No forfeiture or cancellation shall take place under paragraph 10 with respect to any payments, benefits or entitlements hereunder or under any other award agreement, plan or practice unless the Company shall have first given Executive written notice of its intent to so forfeit, or cancel or
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pay out and Executive has not immediately ceased such Competitive Activity, provided that the foregoing prior notice procedure shall not be required with respect to a Competitive Activity which Executive initiated after the Company had informed Executive in writing that it believed such Competitive activity violated this paragraph 10 or the AT&T Non-Competition Guideline and it shall not be applicable to Executive's obligation to refrain from criticizing, denigrating or otherwise speaking adversely or disclosing negative information about the Company.

Nothing in this paragraph 10 shall prohibit Executive from being a passive owner of not more than ten percent (10%) of the outstanding common stock, capital stock and/or equity of any firm, corporation or enterprise so long as Executive has no active participation in the management of business of such firm, corporation or enterprise. Provided, however, that Executive may own no more than three percent (3%) of the outstanding common stock, capital stock and/or equity of any firm, corporation or enterprise that is a competitor of the Company as of the Effective Date so long as his ownership of a competitor or competitors does not comprise in the aggregate more than ten percent (10%) of his net worth as of the Effective Date and so long as Executive has no active participation in the management of business of such firm, corporation or enterprise. Moreover, Executive agrees that during his employment with the Company he will not increase his ownership in any competitor in which he holds more than one percent (1%) of the outstanding common stock, capital
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stock and/or equity as of the Effective Date nor will he acquire during his employment an ownership interest of more than one percent (1%) in any competitor in which he does not hold an ownership interest of more than one percent (1%) as of the Effective Date. A competitor is an enterprise or business who is engaged in or has announced its intention to engage in, any of the businesses engaged in by the Company that comprise or will comprise more than two percent (2%) of both the Company and the competitor's revenue.

If the restrictions stated herein are found by a court or an arbitrator to be unreasonable, the Parties agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court or arbitrator shall revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.

Resolution of Disputes. Any disputes arising under or in connection with this Agreement shall be resolved by third party mediation of the dispute and, failing that, by binding arbitration, to be held in the metropolitan area of Executive's work location as assigned by the Company. The arbitration shall be conducted according to the rules and procedures of the American Arbitration Association. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The Company shall pay the costs of the arbitrator or the mediator but not the attorneys' fees of Executive; provided, however, that the Company shall
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reimburse Executive for attorneys' fees if Executive prevails in such arbitration on any material issue.

Non-Interference. During Executive's employment and for a period of Two (2) years following the effective date of Executive's termination, for any reason, from the Company, Executive agrees not to directly or indirectly recruit, solicit or induce, any employees, consultants or independent contractors of the Company to terminate, alter or modify their employment or other relationship with the Company. During Executive's employment and for a period of Two (2) years following the effective date of Executive's termination, for any reason, from the Company, Executive agrees not to directly or indirectly solicit any customer or business partner of the Company to terminate, alter or modify its relationship with the Company or interfere with the Company's relationships with any of its customers or business partners on behalf of any enterprise that directly or indirectly competes with the Company.

Injunction. If Executive commits a breach of any of the provisions of paragraphs 8 through 12 or any part thereof, the Company shall have the right and remedy to have the provisions of this Agreement specifically enforced by way of preliminary and/or permanent injunction by any court having jurisdiction, it being acknowledged and agreed by Executive and Company that any such breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company. Furthermore, this Agreement is intended to protect the
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proprietary rights of the Company in important ways, and even the threat of any misuse of the technology or other confidential information of the Company would be irreparably harmful because of the importance of that technology and confidential information. In light of these considerations, Executive agrees that a court of competent jurisdiction should immediately enjoin any breach or threatened breach of paragraphs 8 through 12 of this Agreement, upon Company's request, and the Company is released from the requirement of posting any bond in connection with temporary or preliminary injunctive relief, to the extent permitted by law. Such right to injunctive relief shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity.

Company Initiated Termination of Employment or Good Reason Termination. For termination by Executive for Good Reason or by the Company without Cause, the Senior Officer Separation Plan applicable to AT&T Broadband (or a successor thereto) at the time of the termination shall apply to Executive. For purposes of this paragraph 14, the terms "Good Reason" and "Cause" shall have the same meaning as the Senior Officer Separation Plan. If, at the time of his termination without Cause or with Good Reason, Company contributions on his behalf to the savings and pension plans (then in effect) have not vested, then the Company shall pay an amount to Executive equal to those accrued benefits as soon as practicable after termination. This payment shall be made from the Company's operating income. Paragraph 7 of this Agreement and not this paragraph applies to
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terminations without Cause or with Good Reason following a Change in Control.

Termination Without Good Reason or For Cause. Should Executive leave his employment without Good Reason ("Voluntary Termination"), Executive shall receive nothing further under this Agreement except that Stock Options and/or Restricted Shares already vested may be exercised according to the terms of the applicable grant. In the event of a Voluntary Termination, Executive's Stock Options and Restricted Shares awarded but not vested shall be cancelled. If Executive is terminated for Cause at any time during this Agreement, he shall receive nothing further from the Company as of the date of his termination and all Stock Options and Restricted Shares vested but not exercised or paid shall be cancelled.

Death and Long Term Disability. This paragraph 16 shall apply in lieu of the Senior Officer Separation Plan in the event of termination due to Death or Disability.

Termination Due to Death. In the event that Executive's employment is terminated due to his death, his estate or his beneficiaries, as the case may be, shall be entitled to the following benefits: (i) Annual Bonus at target level for such year prorated for the time on the payroll in the performance year, payable in a single installment as soon as practicable following Executive's death; (ii) all outstanding Stock Options and Restricted Shares shall vest and become exercisable if provided for and, if so, in accordance
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with the terms of the provisions in the applicable grants governing vesting and exercisability in the event of death; and (iii) financial counseling for one year including individual tax return preparation for Executive for the year of death with a federal tax allowance for the cost of the financial counseling calculated in accordance with Company practices applicable to other executives.

Termination Due to Disability. The Company shall have the right to terminate Executive's employment due to his Disability. In the event that Executive's employment is terminated due to his Disability, he shall be entitled to the following benefits: (i) disability benefits in accordance with a disability program then in effect for senior executives of the Company (although the terms of such disability program shall govern exclusively Executive's rights to benefits thereunder); (ii) Annual Bonus at target level for such year prorated for the time on the payroll in the performance year, payable in a single installment as soon as practicable after termination due to Disability; (iii) all outstanding Stock Options and Restricted Shares, whether or not then exercisable, shall become exercisable and shall remain exercisable if provided for and in accordance with the terms of the grants applicable to Disability; and
(iv) financial counseling for one year including individual tax return preparation for Executive for the year of termination due to Disability, with a federal tax allowance for the cost of the financial counseling in accordance with Company practices applicable to other Company executives. For purposes of this paragraph 16, "Disability" shall
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mean the inability of Executive to perform his duties under this Agreement by reason of any physical or mental impairment that is expected to prevent Executive from performing his duties for a period exceeding three (3) months. Provided, however, that nothing in this paragraph or this Agreement shall prevent the Company from reassigning Executive's job duties on a temporary basis during any period in which Executive is receiving benefits under the Company's applicable short-term disability benefits plan until Executive returns to work full-time or is terminated due to Disability. Such temporary reassignment of duties would not be a Good Reason termination.

Membership on Boards. Executive may continue to serve on the Boards of Directors or Advisory Committees of other companies in positions held prior to the Effective Date assuming that the other company is not a competitor of the Company as determined by the Secretary of the Company's Board of Directors. Executive agrees to provide a list, as soon as practicable following the Effective Date, of such Board and Committee memberships so that the Company may make such determination.

      17. Other Terms.

            (a) This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Colorado, without regard to conflict of law rules. If any provision of this Agreement is hereafter construed to be invalid or unenforceable in any respect, the same shall not affect the remaining provisions of this Agreement, without regard
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                                       19


to the invalid portion, and any such invalid provisions shall be reformed and construed to the extent necessary to permit their enforceability so as to reflect the intent of the Parties hereto.

            (b) Executive hereby represents and warrants that Executive has the right to enter into this Agreement with the Company and to grant the rights contained in this Agreement, and the provisions of this Agreement do not violate any other contracts or agreements that Executive has entered into with any other individual or entity.

            (c) Executive agrees that the terms of this Agreement are reasonable and properly required for the protection of the Company's legitimate business interests. If any of the covenants or provisions contained in this Agreement, or any part thereof, is hereafter construed to be invalid or unenforceable in any respect, the same shall not affect the remainder of the covenant, covenants or provisions which shall be given the maximum effect possible without regard to the invalid portions and the remainder shall then be fully enforceable.

The article headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

This Agreement may not be amended, modified, superceded or waived, except by a written instrument executed by both Parties hereto, or, in the case of a waiver, by the Party waiving noncompliance. The failure of either Party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No
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waiver by either Party of the breach of any term or covenant contained in this
Agreement whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such breach, or waiver of the breach of any other term or covenant contained in this Agreement.

      18. Duration of Terms. The respective rights and obligations of the Parties hereunder shall survive any termination of Executive's employment or this Agreement to the extent necessary for the intended preservation of such rights and obligations.

      19. End of Agreement. Should Executive remain employed for the three year term of this Agreement, all stock options, restricted shares and restricted stock units awarded to Executive under either this Agreement or during the term of his employment shall vest and remain exercisable for the full duration available under the terms applicable to each grant of stock options, restricted shares or restricted stock units. Executive shall not be entitled to severance benefits for termination at the expiration of this Agreement; provided, however, that if, at the time of his termination at the expiration of this Agreement, Company contributions on his behalf to the savings and pension plans (then in effect) have not vested, then the Company shall pay an amount to Executive equal to those accrued benefits as soon as practicable after termination. This payment shall be made from the Company's operating income.
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                                       21


      20. Acknowledgment. Executive acknowledges that before signing this Agreement, Executive was given the opportunity to read it, evaluate it and discuss it with Executive's personal advisors, Executive's attorney and with representatives of the Company. Executive further acknowledges that the Company has not provided Executive with any legal advice regarding this Agreement.

      21. Assignment. The Company specifically reserves the right to assign the terms of this Agreement to any successor, whether the successor is the result of any sale, purchase, merger, consolidation, asset sale, divestiture or spin-off or any form or combination thereof. No sale, purchase, merger, consolidation, asset sale, divestiture or spin-off or any form or combination thereof shall be construed as a termination of Executive's employment.

      22. Release for Severance Payments. The Company shall be required to pay Executive payments upon his termination under this Agreement only if Executive executes a release upon his termination releasing the Company from any liability arising from his employment. Executive's obligation under this paragraph 22 shall apply regardless of the reason for the termination and regardless of whether the termination was without Cause or with Good Reason. A release acceptable under this paragraph 22 shall include, but not be limited to, claims arising under employment statutes such as the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act and claims for breach of contract.
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                                       22


In the event of any termination of employment under this Agreement, Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due Executive under this Agreement on account of any remuneration attributable to any subsequent employment he may obtain.

      23. Cooperation After Termination of Employment. Following the termination of his employment for any reason, Executive shall reasonably cooperate with the Company with respect to the prosecution or defense by the Company of any legal proceedings in which Executive is or ought to be a witness. Executive's obligation to cooperate pursuant to this paragraph shall continue until such legal proceedings are concluded or his services as a witness or consultant are no longer required. The Company shall reimburse Executive for all travel and other out-of-pocket expenses required by his obligations under this paragraph.

      24. Confidentiality. Executive agrees that unless required by law or required in order to enforce its terms, he shall not disclose the terms of this Agreement to anyone outside of his immediate family, his attorney, his accountant and his financial planner.

      25. Effect of Separation of Telecommunications and Cable Businesses. Executive acknowledges that as of the Effective Date, the Company is comprised generally of two businesses, cable and telecommunications. As indicated in paragraphs 1 and 2, the Company is
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hiring Executive as Chief Executive Officer of AT&T Broadband, the cable portion of the Company's business. If the cable and telecommunications portions of the Company separate after the Effective Date of this Agreement, then Executive's obligation to perform his duties shall remain with the entity referred to on Effective Date as AT&T Broadband. The Company's obligations under this Agreement shall likewise belong to AT&T Broadband. The portion of the Company focusing on telecommunications ("Teleco") shall have no responsibilities or liabilities under this Agreement upon separation of Teleco and AT&T Broadband. Should Teleco and AT&T Broadband separate, then Executive's obligations to the Company under the AT&T Non-Competition Guideline shall extend to AT&T Broadband and shall not survive as to Teleco.

      26. Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when (a) delivered personally, (b) sent by certified mail, postage prepaid, return receipt requested or (c) delivered by overnight courier; to the Party concerned at the address indicated below or to such changed address as such Party may subsequently give such notice of:

If to the Company: AT&T Corp.
                   295 North Maple Avenue
                   Basking Ridge, NJ  07920
                   Attention:  Executive Vice President
                               Human Resources
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                                       24

If to Executive:  X
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                                       25

      IN WITNESS WHEREOF, the Parties have executed this Agreement.



11/6/01                                           /s/ William T. Schleyer
----------------------------                      ------------------------------
Dated                                                 William T. Schleyer



11/6/01                                           /s/  Mirian Graddick-Weir
----------------------------                      ------------------------------
Dated                                             AT&T Corp.

                                                  By:  Mirian Graddick-Weir
                                                       EVP - Human Resources